EXHIBIT 10.1

Employment Agreement

This Employment Agreement (the “Agreement”) dated and effective as of September 27, 2006 (the “Effective Date”) is by and between Treaty Oak Bancorp, Inc., a Texas corporation (the “Company”), and Jeffrey L. Nash (“Banker”). In consideration of the mutual covenants and promises contained herein, the parties agree as follows:

Whereas, Banker has been employed by the Company for 2 years, and the services of Banker, his managerial and financial experience, and his knowledge of the affairs of the Company are of great value to the Company; and

Whereas, the Company deems it essential that it have the advantage of the services of Banker for a period extending beyond his present employment agreement, and desires to enter into a continuing agreement of employment with him, and to provide Banker with compensation for past contributions to the Company; and Banker desires to enter into such an agreement with the Company upon the terms and conditions stated hereunder.

Article 1

General Provisions

Section 1.1             Employment. The Company hereby employs Banker, and Banker accepts such employment by the Company upon the terms and conditions hereof.

Section 1.2             Term. Subject to earlier termination as specifically set forth herein, the initial term of this Agreement shall be two (2) years (the “Term”) commencing on the Effective Date. The Term shall be extended automatically without further action by either party for successive one (1) year terms, unless either party shall have served ninety (90) days prior written notice upon the other party that this Agreement shall terminate.

Section 1.3             Termination. Banker’s employment and this Agreement shall terminate upon the earliest to occur of any of the following events (the actual date of such termination being referred to herein as the “Termination Date”):

(a)                                  Pursuant to written notice, given as provided in Section 1.2.

(b)                                 In the event of Banker’s death or disability as set forth in Section 3.7.

(c)                                  Termination of Banker’s employment by the Company for cause without any prior notice (except as specifically set forth below), upon the occurrence of any of the following events (each of which shall constitute “Cause”):

(i)                         any embezzlement or wrongful diversion of funds of the Company or any affiliate of the Company by Banker;

(ii)                      gross malfeasance by Banker in the conduct of Banker’s duties;

(iii)                   breach of this Agreement and, if such breach is capable of being cured, as determined by the Board of Directors of the Company (the “Board of Directors”), failure of Banker to cure such breach after written notice and reasonable opportunity to cure such breach;

(iv)                  gross neglect by Banker in carrying out Banker’s duties;

(v)                     Willful violation by Banker of state or federal statutes, banking regulations or SEC regulations; or

(vi)                  Willful violation by Banker of the Company’s code of conduct.

(d)                                 Termination of Banker’s employment by the Company at any time without Cause.

(e)                                  Termination by Banker of his employment at any time.

Section 1.4             Termination Obligations: Return of Company Property. Upon termination of this Agreement, Banker shall promptly return all Company property.

Article 2

Position and Duties; Other Business Activities

Section 2.1             Position. Banker shall be employed as President and Chief Executive Officer of the Company and report to the Board of Directors. Banker holds a voting seat on the Board of Directors and shall continue to serve at the pleasure of the Board of Directors and the stockholders. Such employees as Banker may determine, subject to the approval of the Board of Directors, shall report to Banker.

Section 2.2             Duties: Full Attention to Business; Locale for Performance of Duties.  Banker shall perform such services for the Company, that reasonably serve the purpose of this Agreement and/or meet the needs of the Company, as may be reasonably assigned to him by the Board of Directors and that are consistent with the position Banker holds. Banker shall devote his full business time, energies, interest, abilities and productive efforts to the business of the Company. Without the Company’s written consent, Banker shall not render any kind of employee-type or consulting services to others for compensation without the consent of the Board of Directors, and, in addition, shall not engage in any activity which conflicts or interferes with his performance of duties hereunder.(1) Banker shall be employed at the Company’s Austin,

(1)             Banker has served for several years (preceding his employment by Bank), and continues to serve, as a paid director for a very small company (which is not a bank or bank-related business); an activity that requires no time from Banker during normal business hours except for a lunch meeting once every six months, and that requires minimal other time of Banker — all outside of normal business hours; and by signing below Bank has acknowledged Banker’s disclosure of such activities and consented to Banker’s continued participation in such activities.

Texas, headquarters, and shall be expected to reside in the Austin area; and minimal travel shall be expected of Banker in the regular performance of his duties.  In the event the Company requests Banker to relocate his residence or primary work location to a city other than Austin, Texas, the Company agrees to: (1) give Banker not less than six (6) months’ advance written notice of any requested relocation; and, (b) pay all reasonable moving expenses required to effect the relocation of Banker and his family, including but not limited to providing relocation assistance to facilitate the sale of Banker’s current residence and acquisition of a comparable residence in a comparable quality neighborhood in the new locale at no net cost to Banker; and, (c) commencing upon the first date Banker is to effect such relocation, increase Banker’s Base Salary to adjust for the increased costs of living, if any, at any such other city to which Banker has relocated at the Company’s request.

Section 2.3             Covenant Not To Compete During Term. During the Term, Banker shall comply in all respects with the Company’s written policies with respect to conflicts of interest. Banker shall not, without the prior written consent of the Board of Directors, engage in or be interested, directly or indirectly, in any business or operation competitive with the Company. For the purpose of this paragraph, Banker shall be deemed to be interested in a business or operation which is competitive with the Company if Banker is a holder of 5% or more of the issued and outstanding ownership interests in such business or operation, or serves as a director, officer, employee, agent, partner, individual proprietor, lender, consultant, or independent contractor of such business or operation.

Section 2.4             Non-Disclosure of Confidential Information. Banker acknowledges that in connection with his employment by the Company or its affiliates, he has and may acquire or learn “Confidential Information” of the Company by virtue of a relationship of trust and confidence between Banker and the Company. Banker warrants and agrees that during the Term he shall not disclose to anyone (other than to officers of the Company or to such other persons as such officers may designate), or use, except in the course of Banker’s employment with the Company or its affiliates, any Confidential Information acquired by him in the course of or in connection with his employment. As used herein, the term “Confidential Information” shall include, but not be limited to: all information of any type or kind, whether or not reduced to a writing and whether or not conceived, originated, discovered or developed in whole or in part by Banker, which is directly related to the Company, its operations, policies, agreements with third parties, its financial affairs and related matters, including business plans, strategic planning information, product information, purchase and sales information and terms, supplier negotiation points, styles and strategies, contents and terms of contracts between the Company and suppliers, advertisers, vendors, contact persons, terms of supplier and/or vendor contracts or particular transactions, potential supplies and/or vendors, or other related data; marketing information such as but not limited to, prior, ongoing or proposed marketing programs, presentations, or agreements by or on behalf of the Company, pricing information, customer bonus programs, marketing tests and/or results of marketing efforts, computer files, lists and reports, manuals and memos pertaining to the business of the Company, lists or compilations of vendor and/or supplier names, addresses, phone numbers, requirements and descriptions, contract information sheets, compensation requirements or terms, benefits, policies, and any other financial information whether about the Company, entities related or affiliated with the Company or other key information pertaining to the business of the Company, including but not limited to all information which is not generally available to or known in the information services industry (or is available only as a result of an unauthorized disclosure) and is treated by the Company as “Confidential Information” during the term of this Agreement, regardless of whether or not such Information is a “trade secret” as otherwise defined by applicable law.  “Confidential Information” shall not include any such information that is made available to the public generally, or is in the public domain.

Section 2.5             No Solicitation of Employees. Banker specifically agrees that during the Term and for a period of one (1) years after his termination of employment with the Company, Banker shall not, directly or indirectly, either for himself or for any other person, firm, corporation or legal entity, solicit any individual then employed by the Company to leave the employment of the Company.

Section 2.6             Ownership of Work Product and Ideas. Any discoveries, inventions, patents, materials, licenses and ideas applicable to the industry or relating to Banker’s services for the Company or its affiliates, whether or not patentable or copyrightable, created by Banker during his employment by the Company or its affiliates (“Work Product”) and all business opportunities within the industry (“Opportunities”) introduced to Banker by the Company or its affiliates will be owned by the Company, and Banker will have no personal interest in such, except to the extent that the Company allows Banker to invest or participate in or have other rights to such Work Product or Opportunities. Banker will, in such connection, promptly disclose any such Work Product and Opportunities to the Company and, upon request of the Company, will assign to the Company all right in such Work Product and Opportunities.

Article 3

Compensation; Benefits

Section 3.1             Salary. The Company shall pay Banker Eight Thousand three hundred thirty three and 33/100 Dollars ($8333.33) on a semi-monthly basis, for an annualized base salary (“Base Salary”) of Two hundred thousand and NO/100 Dollars ($200,000.00). Beginning with the first anniversary of the date of the Agreement and for each subsequent year of employment (or any portion of any such year), Banker shall be entitled to a base salary review by the Company to determine if any increase to base salary is warranted as a result of performance.

Section 3.2             Bonus. In addition to the Banker’s base salary, Banker shall be eligible to receive a bonus (“Bonus”) for each fiscal year equal to fifty percent of Banker’s annual base salary, plus (b) such additional amount based on Banker’s performance as may be determined by the Board of Directors in its sole discretion. Any Bonus owing to Banker shall be paid within thirty (30) days following the filing of the Company’s annual report on Form 10-K for the applicable fiscal year.

Section 3.3             Paid Vacation. Banker shall be entitled to five (5) weeks of paid vacation during each year of service, or such longer amount of vacation time as Banker and the Compensation Committee of the Board of Directors shall mutually agree upon.

Section 3.4             Stock Options.

(a)                                  Subject to approval of the Compensation Committee of the Board of Directors, the Company will grant to Banker (i) an option to purchase 10,000._ shares of common stock of the Company under the Company’s Incentive Stock Option Plan (the “Plan”), which shall be intended to qualify as an incentive stock option to the maximum extent permitted under Section 422 of the Internal Revenue Code of 1986, as amended, and (ii) subject to compliance with the limitations of the NASDAQ Stock Exchange applicable to grants of options to officers without stockholder approval, an option to purchase an additional 5,000 shares outside the Plan. All such options will have an exercise price per share equal to the fair market value of the Company’s common stock as of the date of grant. Each option shall be subject to the terms and conditions of the Plan (or substantially equivalent terms if the option is granted outside the Plan) and an option agreement to be entered into between the Company and Banker, in a form approved by the Compensation Committee of the Board of Directors. Each option agreement shall provide that the option shall have a ten year term (subject to earlier termination in connection with termination of employment).

(b)                                 The options shall vest and become exercisable, subject to continued employment, as follows:

(i)                         The option described in Section 3 .4(a)(i) for 10,000 shares shall vest as to 33% of the shares on October 25, 2006, 33% on October 25, 2007 and as to the remaining 33% on October 25, 2008,

(ii)                      The option described in Section 3.4(a)(ii) for 5,000 shares, to be granted following the Effective Date, shall vest as to 33% of the shares on September 27, 2007, 33% of the shares on September 27, 2008, and as to the remaining 33% of the shares on September 27, 2009.

in each case to become fully vested and exercisable upon a Change in Control as defined in the Plan.

(c)                                  Banker shall be eligible to receive additional grants of options pursuant to the Plan in the sole discretion of the Compensation Committee and/or the Board of Directors.

(d)                                 If the Company is subject to a Change in Control as defined in the Plan during the Term but prior to the grant of the option described in Section 3 .4(a)(ii) for 5,000 shares (to be granted one year following the Effective Date), Banker shall be entitled to a cash bonus equal to the excess of the fair market value of the shares for which such options were not granted as of the date of the Change in Control, over the fair market value of such - shares as of September 27,, 2006. Any payments due hereunder shall be paid within sixty (60) days of the date of the Change in Control.

Section 3.5             Reimbursement of expenses.  The Company shall promptly reimburse Banker for reasonable expenses incurred by him while conducting business on behalf of the Company or in furtherance of the Company’s interests, provided that Banker complies with reasonable expense reimbursement policies or practices of the Company.

Section 3.6             Other Benefits. During the Term, Banker shall be entitled to participate in present and future employee benefit plans which are available to the Company’s executive employees, subject to eligibility requirements thereunder.  In addition, the Company shall continue to pay directly (or promptly reimburse) cell phone charges, UT Club membership fees and dues, Headliner’s Club membership fees and dues, and such other club membership fees and dues as the Board’s Compensation Committee shall determine are of benefit to the Company.

Section 3.7             Disability or Death. If the Board of Directors determines, on the basis of professional medical advice, that Banker has become unable to substantially perform his duties under this Agreement due to illness or mental or physical disability, and that such failure or inability has continued or is reasonably expected to continue for any consecutive six-month period, the Company shall have the option to terminate this Agreement by giving written notice to Banker thereof and the basis therefor at least 30 days prior to the effective date of termination. This Agreement shall also terminate immediately upon Banker’s death. If Banker’s employment with the Company is terminated pursuant to this Section 3.7, the Company shall pay Banker the salary, bonuses and commissions which are earned but unpaid as of the date of termination. The Board of Directors shall have discretion to determine the amount, if any, of Bonus which Banker has earned prior to termination of employment during a fiscal year.

Section 3.8             Severance.

(a)                                  If the Company terminates Banker’s employment other than for Cause pursuant to Section 1.3(d), and other than by reason of death or Disability pursuant to Section 3.7, or if Banker resigns within ten (10) days following (i) a material diminution in his title, responsibilities or direct-report staff; or (ii) within six (6) months following a Change of Control, then subject to Banker’s continuing obligations under Sections 2.4 and 2.5 and in consideration of the execution, delivery and effectiveness of a general release of claims in a standard form approved by the Company, the Company shall pay to Banker a lump sum of one times Banker’s current Base Salary in cash within fifteen (15) days after the date of termination (or, if later, upon the effectiveness of the general release following any applicable revocation period) and shall vest 100% of Banker’s then remaining unvested options granted in accordance with this Agreement, in addition to other amounts payable from qualified plans, nonqualified retirement plans, and deferred compensation plans, which amounts shall be paid (or otherwise vested or deposited) in accordance with the terms of such plans.

(b)                                 If the Company terminates Banker’s employment for Cause, or if Banker resigns [voluntarily and other than pursuant to Section 3.8(b) above], then Banker shall only be entitled to be paid his accrued, unpaid Base Salary through the effective date of his termination of employment and his entitlement to other amounts payable from qualified plans, nonqualified retirement plans, and deferred compensation plans shall be determined in accordance with the terms of such plans.

(c)                                  No severance benefits shall be provided pursuant to Sections 3.8(a) or (b) if Banker’s employment is terminated by reason of expiration or non- renewal of this Agreement for any reason.

Section 3.9             Excess Parachute Payments.

(a)                                  If there is a “change of control” of the Company within the meaning of Section 2800 of the Internal Revenue Code of 1986, as amended (the “Code”), a portion of the benefits to which Banker is entitled under this Agreement could be characterized as “excess parachute payments” within the meaning of Section 2800 of the Code. The parties hereto acknowledge that the protections set forth in this Section 3.9 are important, and it is agreed that Banker should not have to bear the full burden of the excise tax that might be levied under Section 4999 of the Code or any similar provision of federal, state of local law, in the event that any portion of the benefits payable to Banker pursuant to this Agreement or the other incentive plans of the Company are treated as an excess parachute payment. The parties, therefore, have agreed as set forth in this Section 3.9.

(b)                                 Anything in this Agreement to the contrary notwithstanding, Whenever it shall be determined that any payment or distribution (including income recognized by Banker upon the early vesting of restricted property or upon the exercise of options whose exercise date has been accelerated) by the Company or any other Person to or for the benefit of Banker (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 3.9 (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any similar provision of any federal, state or local law or any interest or penalties are incurred by Banker with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay an additional payment, not to exceed the amount of Banker’s then current Base Salary in the aggregate (a “Gross-Up Payment”), in an amount such that after payment by Banker of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed on the Gross-Up Payment, Banker retains an amount of the Gross-Up Payment equal to fifty percent (50%) of the Excise Tax imposed on the Payments. Banker will bear the cost of the remaining fifty percent (50%) until the aggregate Gross-Up Payments from the Company have reached the amount of Banker’s then current Base Salary, and will thereafter bear all additional taxes, interest or penalties.

(c)                                  In the event of any dispute as to the applicability or amount of any Gross- Up Payment, all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the independent public accounting firm regularly employed by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and to Banker within 15 business days after the receipt of notice from Banker that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm will be borne by the Company. If the Accounting Firm determines that no Excise Tax is payable by Banker, it shall furnish Banker with a written statement that failure to report the Excise Tax on Banker’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding on the Company and Banker unless and until a final determination is received from the Internal Revenue Service indicating a contrary result. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments may not have been made by the Company that should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. If Banker thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Banker, consistent with the maximum limitation stated in this Section 3.9. In the event it is determined by the Accounting Firm that the Gross Payments previously made by the Company exceeded the limitations stated in this Section 3.9, upon written notice from the Company, accompanied by a copy of the Accounting Firm’s calculation of same, the amount of such overpayment shall be promptly paid by Banker to the Company.

Article 4

Miscellaneous Provisions

Section 4.1             Entire Agreement. This Agreement contains the entire Agreement between the Parties and supersedes all prior oral and written Agreements, understandings, commitments, or practices between the Parties with respect to the subject matter hereof. Other than as expressly set forth herein, Banker and the Company acknowledge and represent that there are no other promises, terms, conditions or representations (verbal or written) regarding the subject matter of this Agreement [save and except other possible stock option grant agreements between the parties which are not affected by this Agreement, except as their vesting dates may be accelerated pursuant to Section 3.8(a) hereof].  No supplement, modification, or amendment of any term, provision or condition of this Agreement shall be binding or enforceable unless evidenced in writing and executed by the parties. The provisions of Sections 2.3, 2.4, 2.5 and 2.6 shall survive termination of this Agreement.

Section 4.2             Applicable Law. This Agreement shall be governed exclusively by and construed in accordance with the laws of the State of Texas, notwithstanding choice of law provisions thereof; and the venue of any litigation commenced hereunder shall be Austin, Texas.

Section 4.3             Injunctive Relief. Banker acknowledges that his services are of a special, unique, unusual, extraordinary and intellectual character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law.  If he should breach this Agreement, in addition to its rights and remedies under general law, the Company shall be entitled to seek equitable relief by way of injunction or otherwise.

Section 4.4             Partial Invalidity. If the application of any provision of this Agreement, or any section, subsection, subdivision, sentence, clause, phrase, word or portion of this Agreement should be held invalid or unenforceable, the remaining provisions thereof shall not be affected thereby, but shall continue to be given full force and effect as if the invalid or unenforceable provision had not been included herein.

Section 4.5             Notices. Notices given under this Agreement shall be given by registered or certified mail, postage prepaid, return receipt requested, or by personal delivery to the respective addresses of the parties. Notices to Banker shall be sent to 8200 Bell Mountain Drive,  Austin, Texas 78730. Notices to the Company shall be sent to 101 Westlake Drive, Austin, Texas 78746, Attn: Board of Directors; or to such other address as either party shall have designated by proper written notice to the other party.  A mailed first-class notice shall be deemed given two (2) business days after deposit with U.S. Postal Service.

Section 4.6             Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  After this Agreement is duly executed by all parties, a true, legible copy, image, or facsimile of a fully executed original shall be just as valid and enforceable as an original.

Section 4.7             Assignment. This Agreement may not be assigned or encumbered in any way by Banker. The Company may assign this Agreement to any successor (whether by merger, consolidation, or purchase of the Company’s stock) to all or a controlling interest in the Company’s business, in which case this Agreement shall be binding upon and inure to the benefit of such successor(s) and assign(s).

Section 4.8             Limitation on Waiver. A waiver of any term, provision, or condition of this Agreement shall not be deemed to be, or constitute a waiver of any other term, provision or condition herein, whether or not similar. No waiver shall be binding unless in writing and signed by the waiving party.

Section 4.9             Attorney’s Fees. In the event that any proceeding is commenced involving the interpretation or enforcement of the provisions of this Agreement, the Party prevailing in such proceeding shall be entitled to recover its reasonable costs, expert witness fees, and attorneys’ fees.

Section 4.10           Arbitration. If a dispute or claim shall arise with respect to any of the terms or provisions of this Agreement, or with respect to the performance by either of the parties under this Agreement, other than in connection with the Company’s enforcement of the provisions of Sections 2.3, 2.4, 2.5, and 2.6 or pursuant to Section 4.3, then either party may, by notice as herein provided, require that the dispute be submitted under the Commercial Arbitration Rules of the American Arbitration Association to an arbitrator in good standing with the American Arbitration Association within fifteen (15) days after such notice is given.  Any dispute as to the arbitrability of any issue shall be submitted to the arbitrator for decision.  The written decision of the single arbitrator ultimately appointed by and for both parties shall be binding and conclusive on the parties, including with respect to any award of attorneys’ fees, expert witness fees, or costs.  In the event either party does not promptly comply with the arbitrator’s award, then a judgment may be entered to enforce the arbitrator’s award in any court having jurisdiction; and the parties consent to the jurisdiction of the courts of the State of Texas for this purpose.  Any arbitration undertaken pursuant to the terms of this section shall occur in the State of Texas.  If a party does not promptly cooperate with the arbitration process or does not promptly comply with the award of the arbitrator, the other party may seek relief from a court of proper jurisdiction and venue to obtain an order compelling the noncompliant party to cooperate immediately with the arbitration process or to comply immediately with the award of the arbitrator; and the prevailing party in any such court proceeding shall be entitled to recover reasonable costs, attorneys’ fees, and expert witness fees.

Section 4.11           Taxes. All payments made pursuant to the provisions of this Agreement shall be subject to the withholding of applicable taxes.

Section 4.12           Not for the Benefit of Creditors or Third Parties. The provisions of this Agreement are intended only for the regulation of relations among the parties. This Agreement is not intended for the benefit of creditors of the parties or other third parties and no rights are wanted to creditors of the parties or other third parties under this Agreement.

In Witness Whereof, this Agreement is executed as of the Effective Date.

/s/ Jeffrey L. Nash
Jeffrey L. Nash

Treaty Oak Bancorp, Inc.

By:	/s/ Charles T. Meeks
Name: Charles T. Meeks
Title: Chairman of the Board